AMENDMENT NO. 3 TO CREDIT AGREEMENT

     AMENDMENT, dated as of August 15, 1994 to the Credit
Agreement dated as of September 30, 1992 and effective as of December 23, 1992, as amended on April 30, 1993 and October 5,
1993 (the "Agreement") between THE INTERPUBLIC GROUP OF
COMPANIES, INC. (the "Borrower") and NBD BANK, N.A. (the "Bank").

     The parties hereto desire to amend the Agreement subject to the terms and conditions of this Amendment, as hereinafter provided. Accordingly, the parties hereto agree as follows:

     1. DEFINITIONS. Unless otherwise specifically defined herein, each term used herein which is defined in the Agreement shall have the meaning assigned to such term in the Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Agreement shall from and after the date hereof refer to the Agreement as amended hereby.

     2.  AMENDMENTS.

     A. The definition of "Cash flow" set forth in Section 1.1 of the Agreement is hereby amended to read in its entirety as follows:

          "Cash flow" means the sum of net income (plus an amount by which net income has been reduced by reason of the recognition of post-retirement and post-employment benefit costs prior to the period in which such benefits are paid), depreciation expenses, amortization costs and changes in deferred taxes.

     B.  The definition of "Consolidated Net Worth" set forth in
Section 1.1 of the Agreement is hereby amended to read in its entirety as follows:

          "Consolidated Net Worth" means at any date the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries as such appear on the financial statements of the Borrower determined in accordance with generally accepted accounting principles (plus any amount by which retained earnings has been reduced by reason of the recognition of post-retirement and post-employment benefit costs prior to the period in which such benefits are paid and without taking into account the effect of cumulative currency translation adjustments).

     C. Section 5.4(B) of the Agreement is hereby amended to read in its entirety as follows:
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          "Since December 31, 1991 there has been no material
     adverse change in the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, other than as a result of the recognition of post-retirement and post-employment costs prior to the period in which such benefits are paid."

     3. AGREEMENT AS AMENDED. Except as expressly amended hereby, the Agreement shall continue in full force and effect in accordance with the terms thereof.

     4. GOVERNING LAW. This Amendment, and the Agreement as amended hereby, shall be construed in accordance with and governed by the laws of the State of New York.

     5. SEVERABILITY. In case any one or more of the provisions contained in this Amendment should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     6. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall constitute one and the same instrument.

     7. EFFECTIVENESS. This Amendment shall become effective as of the date first above written upon receipt by the Bank of counterparts hereof executed by each of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

                                   THE INTERPUBLIC GROUP OF
                                   COMPANIES, INC.

                                   By: ALAN M. FORSTER
                                       ALAN M. FORSTER
                                       Vice President & Treasurer


                                   NBD BANK, N.A.


                                   By: CAROLYN J. PARKS
                                       CAROLYN J. PARKS
                                       Vice President

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